Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement on Form S-8 of Walker & Dunlop, Inc. of our report dated February 23, 2010 with respect to the balance sheets of CWCapital LLC as of November 30, 2009 and 2008, and the related statements of net loss, other comprehensive loss, member’s equity, and cash flows for years then ended, which report appears in the Current Report on Form 8-K of Walker & Dunlop, Inc. dated July 9, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 30, 2012